Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Takung Art Co., Ltd.

We consent to the inclusion in this Form S-1 Registration Statement of Takung Art Co., Ltd. of our report dated March 31, 2015 with respect to our audits of the financial statements of Takung Art Co., Ltd. as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ AWC (CPA) Limited

AWC (CPA) Limited
Hong Kong, China
Dated: November 25, 2015